Exhibit 10.2

October 2, 2016

LEAP Development, LLC

11410 Long Pine Drive

Houston, Texas 77077

Re:       Amendment of Consulting Agreement

Dear Robert:

This letter constitutes an amendment, effective immediately, to the consulting agreement between you and Synthesis Energy Systems, Inc. (the “Company”) dated effective February 15, 2016 (the “Consulting Agreement”). The compensation to be paid to you for Ongoing Services (as defined in the Consulting Agreement) shall be increased to $15,000 per month for the remainder of the final 5 months of the Consulting Agreement, which ends on February 15, 2017.

This letter does not affect any other terms of the Consulting Agreement. If you have any questions regarding this matter, please let me know.

SYNTHESIS ENERGY SYSTEMS, INC.

/s/ DeLome Fair

DeLome Fair

President and Chief Executive Officer

Acknowledged and Agreed on

October 2, 2016

LEAP Development, LLC

/s/ Robert Rigdon

Robert Rigdon

Managing Member